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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cerner Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 11, 2003

Dear Shareholder:

The Annual Meeting of Shareholders of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 23, 2003, at the Cerner Associate Center, located on the Cerner campus at 2901 Rockcreek Parkway, North Kansas City, Missouri 64117. The enclosed notice of the meeting and Proxy Statement contains detailed information about the business to be transacted at the meeting.

The Board of Directors has nominated Clifford W. Illig and William B. Neaves, Ph.D., the present Class II Directors to stand for election as Class II Directors for a term ending at the 2006 Annual Meeting of Shareholders. The Board recommends that you vote for these nominees.

There are no other matters to be voted on by the Shareholders.

On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of Shareholders.

The prompt return of your Proxy in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.

Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

Enclosures

CERNER CORPORATION
2800 Rockcreek Parkway
North Kansas City, Missouri 64117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cerner Corporation, a Delaware corporation (the “Company”), will be held at the Cerner Associate Center, located on the Cerner campus at 2901 Rockcreek Parkway, North Kansas City, Missouri 64117, on May 23, 2003, at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

a. to elect two Class II Directors to serve for a three year term until the 2006 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

b. to consider and act upon any other matters which may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

     The foregoing matters are more fully described in the accompanying Proxy Statement.

     In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on March 28, 2003 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

     The Board of Directors of the Company solicits you to sign, date and promptly mail the Proxy in the enclosed postage prepaid envelope, regardless of whether or not you intend to be present at the Annual Meeting of Shareholders. You are urged, however, to attend the Annual Meeting of Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims Secretary

North Kansas City, Missouri
April 11, 2003

INTRODUCTION
QUORUM REQUIREMENTS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
FINANCIAL STATEMENTS
GENERAL INFORMATION

CERNER CORPORATION
2800 Rockcreek Parkway
North Kansas City, Missouri 64117

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cerner Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on May 23, 2003, commencing at 10:00 a.m., local time, at the Cerner Associate Center, located on the Cerner campus at 2901 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof (the “Annual Meeting”). The Company anticipates mailing this Proxy Statement, the accompanying form of Proxy and the Notice of Annual Meeting of Shareholders to the holders of record of outstanding shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) as of March 28, 2003, on or about April 11, 2003.

     Only the holders of record of shares of Common Stock as of the close of business on March 28, 2003 are entitled to vote on the matters to be presented at the meeting, either in person or by proxy. Holders of shares of Common Stock are entitled to one vote per share outstanding in their names on the record date with respect to such matters. At the close of business on March 28, 2003, there were outstanding and entitled to vote a total of 35,583,289 shares of Common Stock, constituting all of the outstanding voting securities of the Company.

     You are requested to complete, date and sign the accompanying Proxy and return it promptly in the enclosed postage prepaid envelope. Your Proxy may be revoked at any time prior to its exercise by written notice of revocation delivered to the Secretary of the Company. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy, but your Proxy will not be used if you attend the Annual Meeting and prefer to vote in person. The persons designated as proxies were selected by the Board of Directors and are officers and directors of the Company. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with shareholders’ instructions. If no instructions are given, duly executed Proxies will be voted as follows:

a. to elect Clifford W. Illig and William B. Neaves, Ph.D. as Class II Directors to serve for a three year term until the 2006 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

b. in the discretion of the proxy holder as to any other matter properly coming before the Annual Meeting.

QUORUM REQUIREMENTS

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The table below sets forth information, as of March 15, 2003 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by (a) each person known to the Company to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (b) each director and nominee for election as a director, (c) each executive officer named in the Summary Compensation Table, and (d) the executive officers and directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature
	of Beneficial		Percent of Shares
Name and Address of Beneficial Owner	Ownership		Outstanding

Neal L. Patterson	3,698,747	(1)	10.32%
Wellington Management Company, LLP	3,123,100	(2)	8.78%
Clifford W. Illig	2,938,840	(3)	8.24%
FMR Corp.	2,564,531	(4)	7.21%
Vanguard Specialized Funds-Vanguard Health Care Fund	1,879,100	(5)	5.28%
Jack A. Newman, Jr.	159,241		*
Glenn P. Tobin, Ph.D.	92,239		*
Michael E. Herman	71,600		*
Paul M. Black	67,555		*
Earl H. Devanny, III	66,925		*
John C. Danforth	53,730		*
Gerald E. Bisbee, Jr., Ph.D.	53,400		*
Jeff C. Goldsmith, Ph.D.	38,615		*
William B. Neaves, Ph.D.	11,000		*
Nancy-Ann DeParle	8,100		*
All directors and executive officers, as a group (20 persons)	7,526,186		20.53%

*	Less than one percent

(1)	Includes 216,000 shares held in trust for minor children with Jeanne Lillig-Patterson, wife of Neal L. Patterson, serving as trustee and 32,000 shares for which Mr. Patterson has shared voting and dispositive power. Excludes 49,114 shares held by Jeanne Lillig-Patterson, wife of Neal L. Patterson, as to which Mr. Patterson disclaims beneficial ownership. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(2)	According to a Schedule 13G, dated February 14, 2003 and filed by Wellington Management Company, LLP, Wellington Management Company, LLP has shared voting power with respect to 1,085,100 shares of Common Stock and shared dispositive power with respect to 3,123,100 shares of Common Stock. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3)	Includes 195,667 shares held in trust for minor children with Bonne A. Illig, wife of Clifford W. Illig, serving as trustee and 54,143 shares for which Mr. Illig has shared voting and dispositive power. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(4)	According to a Schedule 13G, dated January 10, 2003 and filed by FMR Corp., FMR Corp. has sole voting power with respect to 6,431 shares of Common Stock and sole dispositive power with respect to 2,564,531 shares of Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	According to a Schedule 13G, dated February 12, 2003 and filed by Vanguard Specialized Funds – Vanguard Health Care Fund (“Vanguard”), Vanguard has sole voting power and shared dispositive power with respect to 1,879,100 shares of Common Stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the number of directors of the Company shall be fixed by, or in the manner provided in, the Bylaws of the Company and divided into three classes, each having a term of three years. Each year the term of office of one class of directors expires. The Board of Directors currently consists of eight members.

     The Board of Directors intends to present for action at the Annual Meeting the election of Clifford W. Illig and William B. Neaves, Ph.D., as Class II Directors to serve for a three year term until the 2006 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

     The Directors in Class I (Neal L. Patterson, Jeff C. Goldsmith, Ph.D. and John C. Danforth) and the Directors in Class III (Gerald E. Bisbee, Jr., Ph.D., Michael E. Herman and Nancy-Ann DeParle) have been elected or appointed to terms expiring at the time of the Annual Meetings of Shareholders in 2005 and 2004, respectively. No shareholder may vote in person or by proxy for greater than two nominees at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors. Directors will be elected by the plurality vote of the holders of shares of Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

     It is intended that shares represented by a Proxy given pursuant to this solicitation will be voted in favor of the election of Clifford W. Illig and William B. Neaves, Ph.D. as the Class II Directors, unless such authority is specifically withheld. In the event that any of such persons should become unavailable for election, it is intended that the shares of Common Stock represented by the Proxy will be voted for such substitute nominee as may be recommended by the Nominating and Governance Committee and nominated by the Board of Directors. The above named persons have indicated willingness to serve if elected and it is not anticipated that any of them will become unavailable for election.

     The Certificate of Incorporation and Bylaws of the Company provide that advance notice of shareholder nominations for an election of directors must be given. Written notice of the shareholder’s intent to make a nomination at a meeting of shareholders must be received by the Secretary of the Company not later than 120 days in advance of the date of such meeting in the case of an annual meeting and, in the case of a special meeting, not more than seven days following the date of notice of the meeting. The notice must contain (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) the names and addresses, as they appear in the Company’s books, of such shareholder, (d) the class and number of shares beneficially owned by such nominating shareholder and each nominee proposed by such shareholder, (e) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person or persons (naming such person or persons), pursuant to which the nomination or nominations are to be made, (f) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, if the Company were soliciting proxies for the election of such nominees, and (g) the consent of the nominee to serve as a director of the Company if so elected. No such notice has been received, and the chairman of the Annual Meeting is entitled to refuse to acknowledge the nomination of any person which is not made in compliance with the foregoing procedure. In any event, the Board of Directors has no reason to believe that anyone will attempt to nominate another candidate for director. Nominees recommended by shareholders of the Company in accordance with the Company’s advance notice provision will be considered by the Nominating and Governance Committee for recommendation for nomination by the Board.

     The following table sets forth certain information as to the persons nominated by the Board of Directors for election as directors of the Company and each director whose term of office will continue after the Annual Meeting:

		Director Since/
Name	Age	Term Expires

To Serve in Office Until 2005 (Class I)
Neal L. Patterson	53	1980/2005
Jeff C. Goldsmith, Ph.D. (2)(3)	54	1999/2005
John C. Danforth (2)(3)	66	1996/2005
To Serve in Office Until 2003 (Class II)
Clifford W. Illig	52	1980/2003
William B. Neaves, Ph.D. (1)(2)(3)	60	2001/2003
To Serve in Office Until 2004 (Class III)
Gerald E. Bisbee, Jr., Ph.D. (1)(2)(3)	60	1988/2004
Michael E. Herman (2)(3)	61	1995/2004
Nancy-Ann DeParle (1)(2)(3)	46	2001/2004

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

     Gerald E. Bisbee, Jr., Ph.D. has been a Director of the Company since February 1988. Dr. Bisbee is Chairman, President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), a tissue remodeling company providing minimally invasive implants and medical devices for the repair and regeneration of injured human tissue. He was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) since December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. Dr. Bisbee was also appointed Secretary of Aros in December 2000. In June 2002, ReGen and Aros merged. Dr. Bisbee is also a Director of HealthGate Data Corporation. Dr. Bisbee also served as a Director of SG Pacific Funds from 1989 to 1999 and as a Director of Geriatrics and Medical Centers, Inc. from 1990 to 1998.

     John C. Danforth has been a Director of the Company since May 1996. He has been a partner in the law firm of Bryan Cave LLP since 1995. From 1976 to 1995 he was a member of the United States Senate. Mr. Danforth is a Director of The Dow Chemical Company and MetLife, Inc. Mr. Danforth also served as a Director of Time Warner, Inc. from 1998 to 2000.

     Nancy-Ann DeParle has been a Director of the Company since May 2001. She was Administrator of the Health Care Financing Administration (HCFA, now the Centers for Medicare and Medicaid Services) from 1997 to October 2000 and a Fellow of the Institute of Politics and the Interfaculty Health Policy Forum at Harvard University from October of 2000 to the Spring of 2001. She is currently working as a consultant on health policy and regulatory issues, a Senior Advisor to JPMorgan Partners, LLC, and an Adjunct Professor of Health Care Systems at the Wharton School of the University of Pennsylvania. As HCFA Administrator, Ms. DeParle was a key health policy advisor to President Clinton and directed the Medicare, Medicaid, and State Children’s Health Insurance programs. Before joining HCFA, she served as Associate Director for Health and Personnel at the White House Office of Management and Budget from 1993 to 1997. She has also worked as a lawyer in private practice and served as the Commissioner of the Tennessee Department of Human Services. Ms. DeParle is a Director of DaVita, Inc., Guidant Corporation, Specialty Laboratories, Inc., Triad Hospitals, Inc. and Accredo Health, Inc.

     Jeff C. Goldsmith, Ph.D. has been a Director of the Company since September 1999. He is a healthcare consultant and President of Health Futures, Inc. Dr. Goldsmith served as National Advisor for Healthcare to Ernst & Young for twelve years, and lectured for eleven years at the Graduate School of Business at the University of Chicago. Dr. Goldsmith also served as Director of Planning and Government Affairs at the University of Chicago Medical Center and worked as a fiscal and policy analyst in the Office of the Governor of Illinois.

     Michael E. Herman has been a Director of the Company since May 1995. He was President of the Kansas City Royals Baseball Club from 1992 to 2000. He was Chairman of the Finance and Investment Committee of the Kauffman Foundation from 1990 to 1999 and its President from 1985 to 1990. Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories, Inc. from 1974 to 1990. He is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman also served as a director of Janus Capital and Eloquent, Inc. until March of 2003.

     Clifford W. Illig has been a Director of the Company for more than five years. Mr. Illig served as Chief Operating Officer of the Company for more than five years until October 1998 and as President of the Company for more than five years until March 1999. Mr. Illig was appointed Vice Chairman of the Board of Directors in March 1999.

     William B. Neaves, Ph.D. has been a Director of the Company since March 2001. Dr. Neaves has been President, Chief Executive Officer, and member of the Board of Directors of The Stowers Institute for Medical Research since June 2000. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School, and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas

Southwestern Medical Center. He is presently a member of the University of Missouri Kansas City Trustees, the Kansas City Life Sciences Institute, and the Kansas City Area Development Council.

     Neal L. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from March 1999 until August 1999.

Meetings of the Board and Committees

     The Board of Directors has established Audit, Compensation and Nominating and Governance Committees of the Board of Directors. The Board of Directors does not have an Executive Committee. During 2002, the Board of Directors held four meetings, the Audit Committee held six meetings, and the Compensation Committee held two meetings. The Nominating and Governance Committee was established by action of the Board of Directors on March 24, 2003; therefore, there were no meetings held in 2002. Each director attended at least 75% of the total meetings of the Board and the Board committees on which the director served during the fiscal year.

     The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the accounting and financial reporting practices of the Company, and in addressing the scope and expense of audit and related services provided by the Company’s independent accountants.

     The Compensation Committee reviews and approves the Company’s compensation policies and practices, establishes compensation for directors and Mr. Patterson, reviews and approves the compensation of the other executive officers of the Company, and approves major changes in the Company’s benefit plans and compensation philosophy.

     The Nominating and Governance Committee provides assistance and recommendations to the Board of Directors, the Chairman and the Chief Executive Officer of the Company in the areas of membership, selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and review and consideration of developments in corporate governance practices.

Audit Committee Report

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY’S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

     The Audit Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom meet the independence requirements of the SEC and The Nasdaq Stock Market) and operates under a written charter adopted by the Board of Directors. The Audit Committee appoints and retains the Company’s independent accountants which appointment is then confirmed and ratified by the Board of Directors.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002 to be filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Nancy-Ann DeParle
William B. Neaves, Ph.D.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company for the fiscal year ended December 28, 2002:

Summary Compensation Table

	Annual Compensation			Long-Term Compensation

	Fiscal			Number of Stock	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options Granted	Compensation ($) (1)

Neal L. Patterson	2002	512,308	285,750	25,000	8,494
Chairman of the Board of Directors	2001	492,307	354,713	37,500	7,427
and Chief Executive Officer	2000	436,154	191,250	—	2,970
Jack A. Newman, Jr	2002	403,653	283,950	7,500	8,408
Executive Vice President	2001	397,692	212,381	—	7,349
	2000	386,539	239,270	—	2,950
Paul M. Black	2002	293,269	336,574	40,000	8,319
Executive Vice President	2001	264,616	377,704	20,000	7,246
	2000	230,000	352,537	2,000	2,873
Earl H. Devanny, III	2002	393,269	235,688	50,000	8,398
President	2001	365,769	339,049	25,000	7,326
	2000	332,692	213,438	25,000	4,700
Glenn P. Tobin, Ph.D	2002	420,673	141,413	125,000	8,422
Executive Vice President	2001	366,923	337,096	25,000	7,327
and Chief Operating Officer	2000	335,384	176,850	10,000	4,749

(1)	Includes Company matching contributions and discretionary profit-based allocations to the named individual’s account pursuant to the Cerner Corporation 401(k) Retirement Plan and premiums paid by the Company on group term life insurance.

Stock Option Plans

     The following table reports information with respect to the award of stock options during the year ended December 28, 2002 for each of the named executive officers in the Summary Compensation Table:

Option Grants In Last Fiscal Year

	Number of	Percent of
	securities	total options
	underlying	granted to	Exercise
	options	employees	price	Expiration	Grant date
Name	granted (#)	in fiscal year	($/Sh)(1)	date	present value ($) (3)

Neal L. Patterson (1)	25,000	1.7	46.23	4/5/12	683,258
Jack A. Newman, Jr. (1)	7,500	.5	46.23	4/5/12	204,977
Paul M. Black (2)	40,000	2.7	46.23	4/5/14	1,244,665
Earl H. Devanny, III (2)	50,000	3.4	46.23	4/5/14	1,555,831
Glenn P. Tobin, Ph.D. (2)	125,000	8.5	46.23	4/5/14	3,889,578

(1)	These options were issued at a price that was equal to the market value of the Company’s Common Stock on the date of grant. The options vest and become exercisable in varying amounts per year over a period of five years from the date of the grant, assuming the optionee remains an employee of the Company.

(2)	These options were issued at a price that was equal to the market value of the Company’s Common Stock on the date of grant. The options vest and become exercisable ratably over a period of ten years from the date of grant, assuming the optionee remains an employee of the Company.

(3)	The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 68.7%; risk-free interest rate of 3.4%; and expected years until exercise of 4.7 years for each option.

     The following table reports information with respect to the December 28, 2002 option values for each of the named executive officers in the Summary Compensation Table:

Aggregated Option Exercises In Last Fiscal Year and December 28, 2002 Option Values

Number of
Securities
Underlying
Unexercised
			Options at	Value of Unexercised
			December 28, 2002	In-the-Money Options at
			(#)	December 28, 2002 ($)
Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)(1)	Unexercisable (2)	Unexercisable (2)

Neal L. Patterson	—	—	277,000/170,500	31,250/—
Jack A. Newman, Jr.	—	—	126,119/35,744	1,207,693/325,520
Paul M. Black	4,100	103,036	34,852/100,785	394,156/423,671
Earl H. Devanny, III	5,000	207,500	56,408/139,271	705,026/772,503
Glenn P. Tobin, Ph.D.	—	—	71,120/199,678	560,339/415,562

(1)	The value realized is determined by subtracting the exercise price per share from the market value per share of the Company’s common stock on the date of exercise.

(2)	The numbers in the column headed Number of Securities Underlying Unexercised Options at December 28, 2002 and the dollar amounts in the column headed Value of Unexercised In-the-Money Options at December 28, 2002 reflect (a) the number of shares of the Company’s Common Stock into which options are exercisable and unexercisable and (b) the difference between the market value on December 28, 2002 of such shares of Common Stock and the exercise price of the options.

Director Compensation

     Non-employee directors of the Company receive compensation of $2,500 for each meeting of the Board of Directors attended and an additional $500 for each committee meeting attended, plus reimbursement for expenses incurred in connection with attendance at Board of Directors meetings. During 2002, payments, excluding expense reimbursements, were $14,000 to Dr. Bisbee, $11,000 to Mr. Herman, $11,000 to Dr. Goldsmith, $12,000 to Mr. Danforth, $14,000 to Mr. Neaves and $13,500 to Ms. DeParle.

     In conjunction with being re-elected to the Board of Directors in May 2002, Mr. Goldsmith and Mr. Danforth were each granted options to purchase 12,000 shares of the Company’s Common Stock. These options were issued at a price that was equal to the fair market value of the Company’s Common Stock on the date of grant. The options become exercisable in equal amounts each year over a period of three years from the date of the grant, beginning in 2003, assuming each individual remains a Director of the Company. The options expire ten years from date of grant.

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of the individuals listed below. All of the members of the Compensation Committee are independent directors under the applicable Nasdaq requirements. The Compensation Committee reviews and approves the Company’s compensation policies and practices, establishes compensation for directors and Mr. Patterson, reviews and approves the compensation of the other executive officers of the Company, and approves major changes in the Company’s benefit plans and compensation philosophy.

     The compensation policies of the Company have been designed to enable the Company to attract, motivate and retain experienced and qualified associates. The Company seeks to provide competitive salaries based upon individual performance, together with annual cash bonuses (paid out quarterly) awarded for the achievement of goals established by the Compensation Committee. In addition, it has been the policy of the Company to grant stock options to associates upon their commencement of employment with the Company in an effort to strengthen the mutuality of interests between the associates and the Company’s shareholders. During 2002, Cerner revised its overall approach to stock option grants. An Associate Stock Purchase Plan was introduced in 2001 whereby associates can purchase Company stock via payroll deductions. The Company believes the introduction of this program combined with the existing Cerner stock based retirement contributions provides sufficient shareholder alignment and ownership perspective for the majority of associates. Therefore, in 2002 a change was made to only grant stock options to the top 20% performers below the executive level.

     Annual Compensation

     Historically, total annual cash compensation for executive officers of the Company consists of base salary and a potential annual cash bonus (paid out quarterly) based upon incentive plans adopted each year by the Compensation Committee. The Company grants such compensation bonuses pursuant to a shareholder approved performance-based compensation plan. Total annual cash compensation varies each year based on changes in base salary and in the cash bonus earned. The incentive plans for executive officers other than Mr. Patterson consists of various objective goals, both related to areas for which such executive officer has responsibility and for Company wide performance. Attainment of each goal is objective, but the amount of the bonus is also affected, in some instances, by a subjective analysis of the executive’s overall performance. Such bonuses may only be adjusted downward from the maximum amount stated in each individual’s compensation plan. For Mr. Patterson, the goals during the 2002 plan year consisted of earnings per share and client satisfaction survey results. Attainment by Mr. Patterson of the goals is determined on an objective basis without any subjective analysis of his overall performance. Under the incentive plans, each executive may earn up to a maximum amount approved by the Compensation Committee, based on and as determined by targets designed to create a significant incentive in relation to such executive’s base salary. During 2002, the Company’s executive officers, as a group, earned approximately 87 percent of the targeted incentives available. For 2003, Mr. Patterson’s bonus and a majority of the executive officer incentive plan bonuses will be paid out based on attainment of earnings per share targets and client satisfaction survey results. This is consistent with Cerner’s focus to create the Perfect Client Experience for its clients while delivering financial results for its shareholders.

     The salary of each executive officer is approved on a subjective basis by the Compensation Committee at a level believed to be sufficient to attract and retain qualified individuals. In making this determination, the Compensation Committee considers the executive’s performance, salary levels at other competing businesses and the Company’s performance. In approving salaries and incentive plan payments for 2002, the Compensation Committee considered, among other matters, the Company’s performance and the compensation levels of the Company’s principal competitors for which information was available, although the Compensation Committee did not target compensation to any particular group of these companies. The factors impacting base salary levels are not independently assigned specific weights but are subjectively considered by the Compensation Committee.

     Mr. Patterson’s compensation during the year ended December 28, 2002 consisted of $512,308 in salary and $285,750 in payments earned under the Company’s incentive plans. Mr. Patterson earned approximately 96 percent of the targeted incentives available under the incentive plans during 2002. In determining Mr. Patterson’s salary and potential incentive plan payments for 2002, the Compensation Committee considered, among other matters, the Company’s performance during 2001 and the compensation of the chief executive officers of the Company’s principal competitors for which information was available, although the Compensation Committee did not target his compensation to any particular group of these companies.

     Aligning Pay with Performance

     During 2002, Cerner’s management team took additional steps to better link pay to performance. A quarterly performance review process was implemented to provide quarterly feedback to executives on their performance and attainment of company goals. Under this program, executives whose performance is evaluated as being in the bottom 20% of all executives have their quarterly bonus payouts reduced or eliminated and are generally not eligible for pay increases or additional stock option grants.

     Long-Term Incentive Compensation

     The long-term incentive compensation for executive officers consists of awards of stock options granted under the Company’s shareholder approved stock option plans. Stock option grants are typically made to an executive upon their commencement of employment with the Company. Executives are eligible for additional stock option grants on an annual basis as their individual and company performance warrants. The Compensation Committee believes stock options create an incentive for executive officers to contribute to sustained, long-term growth in the Company’s performance. The Compensation Committee believes that stock options create a mutuality of interest between the Company’s executive officers and shareholders. Stock option grants provide the right to purchase shares of Common Stock at a specified exercise price. All stock options issued to executive officers to date have exercise prices equal to or greater than the fair market value of the Common Stock on the date of the grant of the stock option.

Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Nancy-Ann DeParle
Jeff C. Goldsmith, Ph.D.
Michael E. Herman
William B. Neaves, Ph.D.

Report of the Nominating and Governance Committee

     The Nominating and Governance Committee of the Company is currently composed of 6 independent members of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Nominating and Governance Committee provides assistance to the Board of Directors, the Chairman and the Chief Executive Officer of the Company in the areas of Board membership, selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and review and consideration of developments in corporate governance practices.

     The Nominating and Governance Committee was formed by the Board of Directors on March 24, 2003 and had its first meeting on April 10, 2003. As a result of the timing of the creation of this Committee, no meetings were held in 2002.

Members of the Nominating and Governance Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Nancy-Ann DeParle
Michael E. Herman
Jeff C. Goldsmith, Ph.D.
William B. Neaves, Ph.D.

Company Performance

     The following graph presents a comparison for the five-year period ended December 31, 2002 of the performance of the Common Stock of the Company with the Nasdaq Composite Index (as calculated by The Center for Research in Security Prices) and the Nasdaq Computer/Data Processing Group (as calculated by The Center for Research in Security Prices):

     The above comparison assumes $100 was invested on December 31, 1997 in Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends. The results of each component issuer of each group are weighted according to such issuer’s stock market capitalization at the beginning of each year.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent certified public accountants to audit the financial statements of the Company for the fiscal year ending January 3, 2004. KPMG LLP has served as auditors for the Company since 1983. It is expected that representatives of KPMG LLP will be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and also will be available to respond to appropriate questions.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for 2001 and 2002 and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, and fees billed for other services rendered by KPMG LLP during those periods. Certain amounts for 2001 have been reclassified to conform to the 2002 presentation:

	2002	2003

Audit Fees	$288,000	$275,000
Audit-related Fees (1)	48,000	22,000

Audit and Audit-related Fees	$336,000	$297,000

Tax Fees (2)	$102,000	$33,000
All Other Fees	—	—

Total Fees	$438,000	$330,000

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and due diligence services.

(2)	Tax fees consist of fees for tax consultation and tax compliance services.

     In making its determination regarding the independence of KPMG, the Audit Committee considered whether the provision of the services covered in the sections herein regarding “Audit-related Fees”, “Tax Fees”, and “All Other Fees” was compatible with maintaining such independence.

CERTAIN TRANSACTIONS

     The Company leases an airplane from a company owned by Mr. Neal L. Patterson and Mr. Clifford W. Illig. The airplane is leased on a per mile basis with no minimum usage guarantee. The lease rate is believed to approximate fair market value for this type of aircraft. During 2001 and 2002, respectively, the Company paid an aggregate of $548,000 and $543,000 for rental of the airplane. The airplane is used principally by Mr. Patterson, Mr. Tobin, Mr. Devanny and Mr. Black to increase the number of client visits each can make and to reduce the physical strain of their heavy travel schedules. The Company intends to continue the use of the airplane in 2003.

     The Company has loaned to Earl H. Devanny, III, Steven M. Goodrich, Jack A. Newman, Jr. and Glenn P. Tobin, Ph.D., executive officers of the Company, $225,000, $168,750, $205,468.75 and $100,000, respectively. All such loans were entered into prior to August 29, 2002 and have not been amended since August 29, 2002. The loan to Mr. Devanny in the amount of $200,000 is interest-free for the first two years and thereafter bears interest at the rate of 5% per annum. The maximum amount outstanding under this loan during 2002 was $211,430.55 and the total amount outstanding as of December 28, 2002 was $205,093.74. The loan to Mr. Newman in the amount of $100,000 is interest free. The maximum amount outstanding under this loan during 2002 was $60,000 and the total amount due under this loan as of December 28, 2002 was $40,000. The loan to Dr. Tobin in the amount of $100,000 bears interest at the rate of 3% per annum. The maximum amount outstanding under this loan during 2002 and the total amount outstanding as of December 28, 2002 was $114,191.67. The loans to Mr. Devanny and Mr. Newman in the amount of $25,000 and $105,468.75, respectively, and the loan to Mr. Goodrich were made pursuant to an Executive Stock Purchase Plan and bear interest at a rate of 5.5% per annum. The maximum amount outstanding during 2002 and the total amount outstanding as of December 28, 2002 for the Executive Stock Purchase loans to Mr. Devanny, Mr. Newman and Mr. Goodrich was $29,369.86, $126,732.98 and $202,772.77, respectively. The outstanding amounts remaining under all the loans are outstanding but not due.

     In December 2002, the Company entered into a Severance and Release Agreement with Robert M. Smith, one of its former executive officers (the “Agreement”). Pursuant to the terms of the Agreement, the Company is obligated to pay the ex-officer $263,000 over a period of nine months pursuant to a pre-negotiated severance payout plan. The Company has no other material obligations under the Agreement. The ex-officer continues to be bound by certain restrictive covenants as set forth under the Agreement, which provides the Company with certain non-competition protection.

     During 2002 and in 2003, the Company retained and intends to retain the law firm of Bryan Cave LLP for certain outside legal services. John C. Danforth, one of the Company’s Board members, is a partner at Bryan Cave LLP. The Company has no other relationship with Bryan Cave LLP other than the attorney-client relationship. The total amount of fees paid in 2002 by the Company to Bryan Cave, LLP was $23,703.55. The dollar amount of the fees paid in 2002 and to be paid in 2003 does not and is not expected to exceed 5% of the law firm’s gross revenues for each respective year.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and holders of ten percent or more of the Company’s equity securities are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 28, 2002 all Section 16(a) filing requirements applicable to its executive officers, directors and holders of ten percent or more of the Company’s equity securities were complied with, except for two exceptions:

(1)	The Company’s 401(k) Plan Administrator purchased 8 shares of the Company’s Common Stock on behalf of Clifford Illig and 24 shares of the Company’s Stock on behalf of Steve Goodrich on November 19, 2002; however, such purchases were not filed with the Securities and Exchange Commission until December 11, 2002. These 401(k) purchases were made automatically by the Company’s 401(k) Plan Administrator out of a quarterly bonus payment that was made to Mr. Illig and Mr. Goodrich by the Company and was the first off-cycle payroll transfer made by the

Company following the implementation of the two-day filling requirement. Communications were subsequently implemented with the 401(k) Plan Administrator to address off-cycle payroll 401(k) purchases.

(2)	The Company’s 401(k) Plan Administrator purchased 12 shares of the Company’s Common Stock on behalf of Clifford Illig and 8 shares of the Company’s Common Stock on behalf of Steve Goodrich on November 22, 2002; however, such purchases were not filed with the Securities and Exchange Commission until November 27, 2002. These 401(k) purchases were made automatically by the Company’s 401(k) Plan Administrator from a payroll transfer made by the Company to the 401(k) Plan Administrator. The payroll transfer was inadvertently made a few minutes early on November 21, 2002, so the 401(k) purchase was made by the Plan Administrator on Friday, November 22, 2002 instead of the expected purchase date of Monday, November 25, 2002.

FINANCIAL STATEMENTS

     The Annual Report to Shareholders of the Company for the fiscal year ended December 28, 2002 is enclosed with this Proxy Statement.

GENERAL INFORMATION

Other Matters

     The Bylaws of the Company require that for business to be properly brought before an annual shareholders’ meeting, the Company must have received prior written notice of such business not later than 120 days in advance of the date of such meeting. The notice must describe the proposed business, the shareholders’ name and address, a description of the class and number of shares of stock of the Company which are beneficially owned (as that term is defined in the Certificate of Incorporation of the Company) by the shareholder, any material interest of the shareholder in such business and all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if proxies for the proposal were being solicited by the Company. Because no such notice has been received in a timely manner, the only business which may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the meeting by or at the direction of the Board of Directors.

     The Board of Directors does not intend to present any matter for action at the annual meeting other than the matters referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect of such matters in accordance with their best judgment.

Deadline for Shareholder Proposals

     Proposals by holders of the shares of Common Stock which are intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company no later than December 11, 2003 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. Such proposals must also comply in full with the requirements of Rule 14a-8 under the Securities Act of 1934 and must comply with the advance notice and information requirement described under the heading “GENERAL INFORMATION — Other Matters” above to be presented at that meeting.

Voting Matters

     In accordance with Delaware law, a shareholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Broker non-votes on the election of directors or any proposals are treated as shares of Common Stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the election of directors or the proposal as to which there is the broker non-vote.

Expenses of Solicitation

     This proxy solicitation is being made by the board of directors of the Company. All costs of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by some of the regular employees of the Company. The Company has engaged ADP Investor Communication Services as paid solicitors in connection with the Annual Meeting. ADP will be paid to solicit proxies and distribute proxy materials to nominees, brokers and institutions. The anticipated cost of such services is approximately $10,000, plus expenses. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to their principals and obtaining their proxies. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of Common Stock held of record by such persons.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims Secretary

North Kansas City, Missouri
April 11, 2003

To Our Shareholders, Clients and Associates:

Your company had another remarkable year in 2002. Revenues grew 39 percent to a record $752 million and earnings per share (before special items) grew 51 percent to another record of $1.40 per share. For the first three years of this decade (2000 to 2002) Cerner grew revenue at a compound rate of more than 30 percent and EPS more than 91 percent, delivering major returns on the investments made in our core information technologies and people.

Delivering these impressive results did not bring about a corresponding appreciation in our stock price during 2002, which is a source of disappointment to all of us. Over the long term, however, Cerner shares have appreciated significantly more than the broader market indices and our competitors’ shares. From the beginning of 2000 through 2002, Cerner shares appreciated 59 percent, compared to declines of 67 percent for the NASDAQ, 40 percent for the S&P 500, and 27 percent for the Dow Jones Industrial Average. The Health Information Services Index, which includes our direct competitors, was down 64 percent during this period.

We continue to believe that our focus should be on building and growing Cerner to meet the enormous needs of our clients and others who deliver health care around the world. Doing so will create long-term shareholder value even amid tenuous capital markets that react to constantly changing external factors such as acts and threats of terror, crises in corporate governance and the realities of war.

How We Performed in 2002

Top Line Growth

We have grown the top line every single year in our 23-year history. As mentioned above, we grew our revenues by 39 percent in 2002, and our compound growth rate for the first three years of this decade was more than 30 percent. Clearly growth is part of our culture.

The seeds of our strong growth over the past several years were sown many years ago. The lessons and values we learned in our relative infancy led to our early and unique vision for the health care industry, and to our belief that information technology (IT) would play an important role in transforming the industry. This vision drives as many day-to-day decisions now as it did 10 or even 15 years ago, in part because its ambitious scope still leaves much to be accomplished, and in part because we continue to raise the bar along the way. Our lessons have not been learned by mimicking others; they have been learned through execution of our own decisions. As such, these lessons teach us more than what to think about health care; they teach us how to think about health care.

Our core strategy is to grow Cerner organically, with heavy investment in the research and development of our intellectual property (IP)—which includes software, medical content and empirical data—and the provision of a robust set of value-based services that amplify the value of this IP in our clients’ organizations. An alternative strategy of rapid

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growth via multiple acquisitions of core IP technologies—the strategy chosen by some of our competitors—is one that has consistently failed, while our strategy has consistently demonstrated its inherent ability to grow value for our clients and shareholders.

Today, Cerner is the largest independent health care information technology (HCIT) company in the world. We believe our growth is a function both of an expanding marketplace and of our ability to consistently take market share away from our competitors. The execution and evolution of our vision and core strategy, combined with the ever-changing landscape of health care, continue to plant the seeds for our next decade of growth.

Earnings Growth

Even as we have continued to enjoy steady top line growth, our bottom line performance has been even more impressive, both in 2002 and over the last three years. As previously stated, our earnings per share grew 51 percent in 2002 and for the first three years of this decade (2000 to 2002) we grew EPS more than 91 percent on an annual basis. We have delivered the bottom line by expanding our operating margins while growing the company at the same time. We could have expanded earnings more by limiting our investments in the business. But to do so would have meant less investment in our future. We have always demonstrated a commitment—and an ability—to grow and invest.

Our investments during this time—in new IP, select strategic acquisitions, additional associates and needed capital investments in the infrastructures of both IT systems and physical work environments—have been significant. We have spent nearly $750 million in cash in these areas since 1999. This level of investment reflects our view that IT will play an enormous role in shaping health care delivery in the future, and it reflects our assessment of the size of that future opportunity. All leaders have to make decisions about how much to invest in the future and how much to harvest in the present. Our past investments have grown deep roots, so today we can do both: continue to expand our earnings and invest in the future.

The Environment of Health Care and Information Technology

At Cerner, we must master two distinct industries: health care delivery and information technology. As separate industries, each involves a degree of complexity that consumes careers and overflows libraries. To be engaged in either industry is to wrestle with an uncommonly demanding domain. But to stand at the intersection of health care delivery and information technology, as Cerner does, is to take on the challenge of a lifetime. In mastering both dynamic industries, we must never lose sight of one for the other.

The Health Care Delivery System

We need look no further than our own families to understand the social imperative to have an accessible and capable health care delivery system. Our system in the United

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States produces impressive—even miraculous—benefits, and yet these benefits run the risk of being overtaken by economic crises and overshadowed by a shocking degree of error, variance, waste, delay and friction. The system is under tremendous pressure to change, as it may not be sustainable in its present state. Around the globe, virtually all other countries face the same challenges, although in some cases the problems are even more frequent and the crises more immediate.

The cost of delivering care continues to rise. The most recent estimate in the United States is that one out of every six dollars expended in the economy is spent on health care. In absolute terms, it is now more than $1.4 trillion and growing. The pressures to grow are rooted in the social and demographic trends of the next 30 years, including an aging populace, a shrinking workforce, rapidly advancing sciences and increasing complexity of our human experience.

The current performance of the health care system proves that it is ill prepared to meet future challenges. Systemic issues are shaking the public’s trust in the industry. How is it that being admitted to a hospital is now considered one of the top 10 causes of death in the United States? Our medical professionals are among our best and brightest. They live to help people and pledge to “first do no harm.” Systems theory teaches us that the problems in the health care system have very little to do with the actions of any one person or role, and everything to do with the inherent complexity and fragmentation of the so-called “system” itself. Even the very phrase we use to describe the disjointed patchwork of health care delivery entities and organizations is incongruous—there is no true system in our “health care system.”

Ignoring these problems is not an option; the fundamental ability of our societies to care for the sick and injured must survive and thrive. Our society must begin today to make some fundamental decisions about the type of health care system we want to have in the future.

Information Technology

Information technology has changed the world in which we live. Through a convergence of rapidly advancing computing and affordable communication technologies, our world is connected in ways that would have been difficult to predict even 10 years ago. Cars are now routinely sold with global positioning systems that a decade ago were available only to our military. Increasing numbers of us do our holiday shopping without leaving our homes, because most brands can be ordered online. A decade ago, physicians were the source of most medical information about specific conditions. Today, when we or our family members or friends are unfortunate enough to have a medical problem, we immediately go online and learn about the condition and the current state of the medical research on the condition. The next time we see the physician, we potentially could know important information that he or she does not. Information technology is at the heart of the new consumer experience that allows this to happen, and it is at the heart of the coming revolution in evidence-based care that supports physicians’ abilities to incorporate the explosion of medical knowledge into their every decision.

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At Cerner, we believe that IT can make profound changes in how our health care system operates. Specifically, we believe that IT can eliminate five negative conditions from the climate of care: 1.) Preventable medical errors; 2.) Inappropriate variance in care; 3.) Waste of resource, effort, or knowledge; 4.) Avoidable delays in receiving information or care; and 5.) Non-value-added friction that comes from the administration of the current system. These five conditions indiscriminately pollute the miraculous benefits offered by modern health care professionals.

Our Industry—Health Care Information Technology

Cerner is the leader in the health care information technology industry. Many statistics support this statement, including revenue growth of all HCIT companies over the last three years. In 1999, available data indicated that combined revenues for the six largest HCIT providers, including Cerner, were approximately $3.4 billion. Cerner’s revenues that year were $340 million or 10 percent of the total. In 2002, three years later, the estimated total HCIT revenues for the same six companies increased 15 percent to $3.9 billion. Cerner’s $752 million of revenue represents 20 percent of the 2002 total, or double our share in 1999. Of the $500 million of combined revenue growth during this timeframe, Cerner delivered more than 80 percent of the total, or more than $400 million.

As in past decades, our industry continues to attract some of the world’s largest companies. In 2001, Siemens acquired a foothold into this industry. During 2002, GE increased its number of targeted acquisitions into this industry. Because of our leadership position, Cerner’s messages and strategies are both emulated and attacked. An outcome of this competitive environment is that our clients’ expectations are now higher than ever. And we embrace those expectations.

A number of our competitors have struggled, and in an attempt to maintain market momentum, they have made aggressive commitments, including discounts in price. We commented at the beginning of 2002 that we expected to see a more competitive environment, and we did. We believe that this increased level of competition will continue in 2003. While this could have an impact in the short term, we do believe that Cerner will perform well in the long term because we are uniquely positioned to continue to change the way health care is delivered in the future. The experience we have gained from growing our vision is of great value to our clients.

Our Core Strategies for Future Growth – Innovation from Vision

We have built Cerner with great ideas and the courage to pursue them. This has in turn created one of the most innovative cultures in the health care industry. It was our beginning, it is how we grew, it is how we took leadership of this industry, and it is our core strategy for continuing to grow our company.

Ten years ago, in 1993, we outlined the blueprint derived from Cerner’s vision for the health care industry. We called this blueprint, which is depicted on the inside back cover of this report, the Cerner Community ModelTM. It started with a Person-Centric ArchitectureTM, and it showed that this information architecture would accomplish four major goals:

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1.     Automating the process of care—completely eliminating the paper chart and other paper-based processes;

2.     Connecting the person—empowering the person to manage his or her own health;

3.     Structuring, storing and studying the information—making every event a learnable moment; and

4.     Closing the loop—implementing evidence-based medicine.

Using this blueprint as our guide, we completely rebuilt all of our technology, creating what is now known as the Cerner MillenniumTM architecture.

More than 10 years earlier, in 1982, we had converted our first major system at St. John Medical Center in Tulsa, Oklahoma. The PathNet® system was designed to solve the core operational, clinical and management challenges of running a modern clinical laboratory. Today St. John is still running our PathNet solution as it expands its laboratory operations into a regional franchise. This 20-year relationship is based on our ability to continue to invest in every one of our IP solutions over the long term and keep our clients continuously updated with the current solutions.

Throughout our history, we have consistently expanded the number of solutions we can offer on a single platform and architecture, and we have leveraged this expansion into a significant competitive advantage. In doing so, we have teamed with our clients to create many fundamental “firsts” in this industry and change many of its practices. Below is a partial list of significant achievements:

•	In 1989, we introduced real-time, interactive clinical support rules at Methodist Hospital in Minnesota.

•	In 1992, we partnered with Children’s Medical Center of Dallas to show the world a truly unified clinical information system that included orders, scheduling, results and documentation.

•	In 1994, 100 physicians went paperless at the Mayo Clinic in Jacksonville, and before the end of 1995, the entire Mayo Jacksonville physician practice converted to paperless medical records on Cerner® solutions.

•	In 1997, Aurora Health Care, the largest health care provider in the state of Wisconsin, became the first multi-facility Integrated Delivery Network to carry an enterprise-wide system of access management, electronic medical records and business office solutions all on the same platform.

•	In 2000, the town of Winona, Minnesota connected consumers to 98 percent of the community’s physicians by way of IQHealthTM, Cerner’s system of online personal health records.

•	In 2001, we set another precedent when the University of Illinois Medical Center, in Chicago, became the first hospital to implement “closed-loop medication management” using automated, paperless processes from the physician to the pharmacist to the nurse and finally to the person, eliminating all “manual handoffs”, the major source of clinical error.

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•	Also in 2001, Methodist Health System, in Omaha, Nebraska, implemented the first Clinically Driven Revenue CycleTM system, Cerner’s promising new way to use data from the clinical care process to deliver a cleaner and more meaningful bill for the person or guarantor, and to realize new charge capture points.

•	In 2003, we look forward to seeing a major piece of our vision come to life as Our Lady of the Lake Regional Medical Center, in Baton Rouge, Louisiana, grants physicians the power to practice evidence-based medicine using the Executable Knowledge® solution from Cerner Zynx.

One of the most interesting firsts we have accomplished in 2003 relates to our HealthSentryTM biosurveillance solution. On September 11, 2001, the world changed. We became aware of a new set of risks. One of them is the weaponization of germs. Six months later, we introduced HealthSentry through a public-private partnership with the assistance of 22 PathNet client institutions and the Health Department of Kansas City, Missouri, all in our own hometown.

The HealthSentry solution securely connects health organizations to the public health department and automatically extracts, maps and compares clinical data from various sources for the purpose of detecting disease outbreaks. HealthSentry offers a level of early and accurate disease detection that simply was not possible before with manual reporting. In March of 2003, the state of Missouri purchased HealthSentry and announced plans to use it on a statewide basis, a first of a whole new kind for Cerner and health care.

We believe that there is a very large need for a national system for biological surveillance. Cerner is clearly in a position to deliver this. While this creates a meaningful opportunity and the potential for a fitting reward, it also clearly demonstrates Cerner’s instincts about how to create value from our understanding of clinical data and information technology and our long-term experience in this industry.

Today, our breadth and depth of solutions give us a major competitive advantage. In short, Cerner has the most “complete thought” in the industry today. This breadth has fueled our momentum and is reflective of the significant levels of investment that are required in order to be relevant to this industry. We are prepared to completely redefine our industry.

Cerner thinks in terms of solutions instead of products. Our word preference explains a lot about how we define our role in this industry. We believe our clients have problems that they need to solve. They are not looking for someone to ship them a CD containing a software product. They want and need solutions to very complex clinical, operational and business problems, and they are looking for strategic partners to work with in solving them. We are committed to delivering the complete solutions to our clients’ problems, and we believe that being the source of these solutions goes well beyond investing in building software. Understanding this attitude will explain many of our behaviors as a company.

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In the recent past we have doubled the size of Cerner Consulting, our professional services consulting organization. These associates partner with our clients to plan, execute and manage our clients’ projects. Today, this is the largest group inside Cerner, representing about one third of Cerner’s revenues and contributing solidly to our operating earnings.

During the last three years, we have also invested capital and operational energy into creating a set of high-value managed services for our clients. In many cases, our clients have inherent difficulties in attracting and retaining human resources with the specialized IT skills necessary to manage the technologies required to solve their clinical and business problems. In November 2001, we opened our first data center designed to remotely host our applications for our clients’ organizations, transferring the responsibility and accountability of managing their information technology to Cerner. Today, we have more than 80 clients relying on our data center for delivery of technology services.

Our Business Model

A healthy business model produces organic growth in revenues, earnings and cash flow from operations. Our results in all three have been impressive over the last three years. In addition, our five-year, 10-year and 20-year results in these measurements are also quite impressive.

We still have work to do and are focusing on improving two key areas of performance: expanding operating margins and generating free cash flow.

1) Expand Operating Margins

In 1999, a tough year for both Cerner and our entire industry, our operating margins were 4.2 percent. Coming out of that year, we communicated that we were going to make significant improvements in the core profitability of the company. During 2000 and 2001 we made good progress in improving this important measurement. In 2002 we made continued improvements, but were disappointed that the rate of improvement slowed, an increase from 11.3 percent in 2001 to 12.1 percent in 2002. We remain very focused on increasing the rate of our margin expansion, and we recently disclosed our “roadmap” to getting Cerner to a 20 percent operating margin level. We consider the 20 percent milestone to be a basic performance requirement for our business model.

A key component of achieving 20 percent operating margins will be to increase margins in our consulting organization. The previously mentioned rapid growth of Cerner Consulting led to productivity challenges. We believe the increased experience of our consulting associates, coupled with several internal productivity initiatives that are allowing us to leverage the industrial strength of our Cerner Millennium architecture, will significantly improve the profitability of Cerner Consulting.

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Another large opportunity for margin expansion is leveraging our key investments in our IP organization’s research and development. This area has historically been and will likely continue to be Cerner’s single largest area of investment. We plan to keep the rate of growth in research and development spending below our rate of revenue growth going forward.

We have opportunities to leverage other major areas inside our business model. Controlling our sales, general and administrative (SG&A) spending can contribute to our margin expansion. We have built a scalable business infrastructure that will allow us to keep our SG&A spending growth rate lower than our top line growth rate. We also have opportunities to leverage our support organization as our Cerner Millennium architecture continues to mature and more clients convert from our Cerner ClassicTM architecture to Cerner Millennium. Finally, we believe our margins will expand as contributions from new businesses, such as knowledge and content and managed services, grow in both revenue and profitability.

2) Generate Free Cash Flow

The second area of our business model we are focused on improving is free cash flow, or operating cash flow less all capital expenditures. We have produced good cash flows from operations over the past several years, but we have made major investments in our business that have led to low or negative free cash flow. While we expect 2003 investments will remain high as we complete the construction of two buildings on our main campus necessary to support our client and associate growth, the level of capital investments should taper off in the next several years. Lower capital expenditures, coupled with the increased operating cash flow resulting from margin expansion, should position us very well to generate free cash flow in coming years.

Our Associates and Culture

Our core balance sheet asset at Cerner is our investment in our intellectual property—our Cerner Millennium architecture plus a comprehensive suite of applications built on that architecture—and that IP is clearly one of our major competitive advantages. We account for our IP assets through our financial accounting and reporting systems. Our accumulated organizational knowledge of how to build and use this IP to change our clients’ organizations, however, is something separate from the IP, and we call this knowledge our intellectual capital (IC). This IC asset is another distinct competitive advantage of Cerner, one that does not appear on our balance sheet.

These two assets together are what make Cerner the leader in this industry and position us to create future value for our clients and shareholders. Both are directly related to the intellect and knowledge of our Cerner associates. Our culture, created for and by these associates, is extremely important to us. That is one reason we do not use the term “employee.” We are a company driven by innovation and ideas. We want the best ideas to lead us, not the most impressive title.

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Our future growth requires us to be constantly engaged in attracting, recruiting, hiring and retaining high quality associates around the globe. During the last two years, the general business environment has made it easier to find talented people to become Cerner associates. Cerner is not for everyone, however. We start every year planning attrition of approximately the bottom 5 percent of our associates based on performance. In 2002, our unplanned attrition was around 6 percent, which for our type of business is considered very good. We must replace both of these groups and support our growth. We want the best talent in the world to be—and stay—here at Cerner.

We make a big investment in our new associates. In an environment that requires very rapid learning, we place a high value on formal and informal training, classroom and virtual instruction, mentoring, coaching and knowledge sharing. After completing an initial orientation to Cerner, new associates are guided into role-specific training, often leading to platform, solution and application certification. Associates in strategic client-facing roles undergo hundreds of hours of training and rigorous certifications in support of their roles. Certification is granted after successful completion of both the training and the competency assessments that accompany the certification track. Continuing education and re-certification are vital to support established associates in Cerner’s dynamic environment.

The facts are simple: Our clients have very high expectations of Cerner. We in return have very high expectations of ourselves. We are committed to a performance-based culture inside Cerner, and the same standards are applied in the executive suites as are applied to all associates. We carefully manage ourselves, insisting that we maintain a critical eye toward each associate’s performance. We ensure that the highest-performing Cerner associates receive the greatest compensation increases.

Our Corporate Governance and Transparency

In response to flagrant violations of stakeholder trust, the United States Congress legislated a new era of corporate governance during 2002. Corporations across the U.S. examined the systems and processes in place to protect the interests of diverse stakeholders. At Cerner, our Board of Directors accepts the responsibility to govern Cerner with integrity. We believe we owe that to our shareholders, clients and associates. Our integrity serves as our compass to do the right thing, and we must preserve it at all costs. We understand that the Board must set and actively demonstrate the standards for the rest of Cerner.

In August, we (Neal and Marc) voluntarily elected to certify that Cerner’s financial statements are accurate. This was an easy decision, even in the face of potential criminal prosecution, because we use the highest standards possible in fulfilling our duties to our fellow shareholders. Our financial reporting policy has always targeted the highest level of transparency possible for our investors.

Even before Congress stepped in, Cerner focused on corporate governance, simply because it was the right thing to do. We believe it must be principle-based rather than rule-based to make a lasting impact.

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Our commitment to transparency also extends to our clients. Cerner funded new research by J.D. Power and Associates in our industry to determine the level of disclosure that is important to the health care executives who must routinely make large capital decisions. What we found out was that, too often, health care executives have to make decisions in the absence of information they view as critical, such as the number of installations and clients a particular solution has, the number of staff members dedicated to key areas of a company, and the amount of money a company spends on research and development. The J.D. Power study highlighted a need for greater transparency and disclosure in the HCIT industry.

Our clients and prospective clients hold peoples’ lives in their hands, and they want partners they can trust. We believe that Cerner earns this trust by freely sharing the information that is vital to our clients’ decision-making process. We want our clients to know that an investment in Cerner Millennium buys them something genuine: a real partner with real solutions, real services and real people to back it all up. We want them to know that we have real experience and a real future, too.

These are exciting times at Cerner. Health care delivery organizations around the world increasingly look to information technology as a core strategy to transform their organizations. Entire countries are drawing the conclusions that major change cannot be made in the “system” of health care delivery in their economies without major investments in information technology.

Cerner is the clear leader in this industry. We are humbled by the responsibility, but excited and highly motivated to seize the opportunities presented. Our position has been earned through our history of innovation and our hard work in partnership with great shareholders, clients and associates. We believe we have the vision, values, experience and commitment to continue Cerner’s growth into the future.

Together with each of you, Cerner is in a position to make health care delivery safer, more efficient and of higher quality. We believe that in doing so, we will also be able to create future shareholder value. Thank you for your support. We look forward to the future.

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CERNER CORPORATION

2800 Rockcreek Parkway North Kansas City, Missouri 64117	PROXY

This Proxy is for the 2003 Annual Meeting of Shareholders of Cerner Corporation, a Delaware corporation, to be held May 23, 2003, at 10:00 a.m., local time, at the Cerner Associate Center, located on the Cerner Campus at 2901 Rockcreek Parkway, North Kansas City, Missouri 64117.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CERNER CORPORATION.

The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of Cerner Corporation to be held on May 23, 2003, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES

1.	Election of Directors:

1)	Clifford W. Illig, and 2) William B. Neaves, Ph.D.

☐	FOR all the nominees	☐	WITHHOLD AUTHORITY to vote for all the nominees

		☐	WITHHOLD AUTHORITY to vote for the following nominee(s):

(PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the listed nominees.

In their discretion, the proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this proxy.

Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 11, 2003.

DATE

(Signature)

Signature(s)

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

If you expect to attend the 2003 Annual Meeting of Shareholders please check this box.
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